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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.           )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
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☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12
SEALY CORPORATION
(Name of Registrant as Specified In Its Charter)
N/A
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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SEALY CORPORATION
ONE OFFICE PARKWAY
TRINITY, NORTH CAROLINA 27370

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held April 30, 2008

March 31, 2008

To our stockholders:

        On behalf of your board of directors, we are pleased to invite you to attend the 2008 annual meeting of stockholders of Sealy Corporation. The meeting will be held on Wednesday, April 30, 2008 at 9:00 a.m., local time, at the Grandover Resort & Conference Center, 1000 Club Road, Greensboro, North Carolina 27407.

        At the meeting, you will be asked to:

  (1)
  Elect seven directors to serve until their successors are duly elected and qualified;

  (2)
  Ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending November 30, 2008; and

  (3)
  Transact any other business properly brought before the meeting.

        Sealy Corporation's board of directors set March 25, 2008 as the record date for the meeting. This means that owners of record of shares of Sealy common stock at the close of business on that date are entitled to:

  •
  notice of and to vote at the meeting, and

  •
  vote at the meeting and any adjournment or postponements of the meeting.

        We urge each stockholder to sign and return the enclosed proxy card or to use telephone or Internet voting.

        Sealy's proxy statement and 2007 Annual Report to Stockholders are enclosed and are also available, respectively under Proxy and Annual Filings, at http://www.sealy.com/secfilings/.

                      Sincerely,

                      Kenneth L. Walker
                      Senior Vice President, General Counsel & Secretary

This Notice of Annual Meeting, Proxy Statement and accompanying proxy card are being distributed on or about March 31, 2008.

i

SEALY CORPORATION
ONE OFFICE PARKWAY
TRINITY, NORTH CAROLINA 27370

PROXY STATEMENT
For the Annual Meeting of Stockholders to be Held on
April 30, 2008

GENERAL INFORMATION ABOUT SEALY'S ANNUAL MEETING

        We are providing this proxy statement in connection with the solicitation by the board of directors of Sealy Corporation ("Sealy") of proxies to be voted at our 2008 annual meeting of stockholders and at any adjournment of the annual meeting. You are cordially invited to attend the annual meeting, which will be held at the Grandover Resort & Conference Center, 1000 Club Road, Greensboro, North Carolina 27407, on Wednesday, April 30, 2008 at 9:00 a.m. local time.

Stockholders Entitled to Vote

        The record date for the annual meeting is March 25, 2008. Only stockholders of record as of the close of business on that date are entitled to notice of and to vote at the annual meeting. On March 25, 2008, there were 90,982,170 shares of common stock outstanding.

Required Vote

        The presence in person or by proxy of the holders of a majority of the shares outstanding on the record date is necessary to constitute a quorum for the transaction of business at the meeting. Each stockholder is entitled to one vote, in person or by proxy, for each share of common stock held as of the record date on each matter to be voted on. Abstentions and broker non-votes are included in determining whether a quorum is present. A broker non-vote occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary power with respect to that item and has not received instructions from the beneficial owner.

        Directors will be elected by a plurality of the votes present in person or represented by proxy and entitled to vote at the annual meeting. Thus, an abstention or broker non-vote will have no effect on the outcome of the vote on election of directors at the annual meeting. For the ratification of the appointment of Deloitte & Touche LLP and all other matters, the affirmative vote of a majority of the votes present in person or represented by proxy and entitled to vote at the annual meeting is required.

        As of March 25, 2008, affiliates of Kohlberg Kravis Roberts & Co. L.P., or KKR, beneficially own and have the right to vote approximately 51.2% of the outstanding shares of our common stock and have advised us that they intend to vote all such shares in favor of the nominees for director and ratification of Deloitte & Touche LLP. As a result, we are assured a quorum at the annual meeting, the election of the directors, and the ratification of the appointment of Deloitte & Touche LLP.

BOARD RECOMMENDATIONS AND APPROVAL REQUIREMENTS

        Delaware law and Sealy's certificate of incorporation and by-laws govern the vote on each proposal. The board of directors' recommendation is set forth together with the description of each item in this proxy statement. In summary, the board of directors' recommendations and approval requirements are:

PROPOSAL 1.    ELECTION OF DIRECTORS

        The first item to be voted on is the election of seven directors to serve until their successors are duly elected and qualified. The board of directors has nominated seven people as directors, each of whom is currently serving as a director of Sealy.

        You may find information about these nominees, beginning on Page 4.

        You may vote in favor of all the nominees, withhold your votes as to all nominees, or withhold your votes as to specific nominees. Assuming a quorum, each share of common stock may be voted for as many nominees as there are directors to be elected. Directors will be elected by a plurality of the votes cast. Stockholders may not cumulate their votes. Abstentions and broker non-votes will have no effect on the outcome of the vote on election of directors at the annual meeting.

        The board of directors unanimously recommends a vote FOR each director nominee.

PROPOSAL 2.    RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        The second item to be voted on is the ratification of the appointment of Deloitte & Touche LLP as Sealy's independent registered public accounting firm for the fiscal year ending November 30, 2008.

        You may find information about this proposal beginning on Page 6.

        You may vote in favor of the proposal, vote against the proposal, or abstain from voting. Assuming a quorum, the proposal will pass if approved by a majority of the shares present in person or represented and entitled to vote on the matter. Abstentions will have the same effect as votes against the proposal and broker non-votes will have no effect on the outcome of the vote.

        The board of directors unanimously recommends a vote FOR the ratification of the appointment of Deloitte & Touche LLP as Sealy's independent registered public accounting firm.

OTHER MATTERS TO COME BEFORE THE ANNUAL MEETING

        The board of directors is not aware of any other business to be presented for a vote of the stockholders at the annual meeting. If any other matters are properly presented for a vote, the people named as proxies will have discretionary authority, to the extent permitted by law, to vote on such matters according to their best judgment.

PROXIES AND VOTING PROCEDURES

        Your vote is important and you are encouraged to vote your shares promptly.

How Proxies are Voted

        You may vote by completing and mailing the enclosed proxy card; electronically by telephone or on the Internet by following instructions included on the proxy card; or by voting in person at the annual meeting. Each proxy will be voted as directed. However, if a proxy solicited by the board of directors does not specify how it is to be voted, it will be voted as the board of directors recommends—that is, FOR the election of the seven nominees for director named in this proxy statement and FOR the ratification of the appointment of Deloitte & Touche LLP as Sealy's independent registered public accounting firm for the fiscal year ending November 30, 2008. If any other matters are properly presented at the annual meeting for consideration, such as consideration of a motion to adjourn the annual meeting to another time or place, the persons named as proxies will have discretion to vote on those matters according to their best judgment to the same extent as the person delivering the proxy would be entitled to vote. At the date this proxy statement went to press, we did not anticipate that any other matters would be raised at the annual meeting.

How to Revoke or Change Your Proxy

        If you submit a proxy and then wish to change your vote or vote in person at the annual meeting, you will need to revoke the proxy that you have submitted. You can revoke your proxy at any time before it is voted by delivery of a properly executed, later-dated proxy or a written revocation of your proxy. A later-dated proxy or written revocation must be received before the annual meeting by the Corporate Secretary of Sealy, Kenneth L. Walker, at One Office Parkway, Trinity, North Carolina 27370, or it must be delivered to the Corporate Secretary at the annual meeting before proxies are voted. You will be able to change your proxy as many times as you wish prior to its being voted at the annual meeting and the last proxy received chronologically will supersede any prior proxies.

Method and Cost of Proxy Solicitation

        This proxy solicitation is being made on behalf of Sealy and the expense of preparing, printing and mailing this proxy statement is being paid by us. Proxies may be solicited by officers, directors and employees of Sealy in person, by mail, telephone, facsimile or other electronic means. We will not specially compensate those persons for their solicitation activities. We have hired Georgeson Shareholder Communications to distribute and solicit proxies. We will pay Georgeson Shareholder Communications a fee of $1,200, plus reasonable expenses, for these services. In accordance with the regulations of the Securities and Exchange Commission and the New York Stock Exchange, we will reimburse brokerage firms and other custodians, nominees and fiduciaries for their expense incurred in sending proxies and proxy materials to beneficial owners of our common stock.

Stockholder Director Nominations and Proposals for the 2009 Annual Meeting

        Any proposal to be presented at our 2009 Annual Meeting of Stockholders must be received at the Company's principal office no later than December 1, 2008, in order to be considered for inclusion in the Company's proxy materials for such meeting. Any such proposals must comply with the requirements of Rule 14a-8 under the Exchange Act of 1934, as amended, or the Exchange Act, and be submitted in writing and addressed to the attention of the Corporate Secretary at One Office Parkway, Trinity, North Carolina 27370.

        In accordance with our bylaws, proposals of stockholders intended to be presented at our 2009 Annual Meeting of Stockholders without inclusion of such proposals in our proxy statement and form of proxy relating to that meeting must be received by us at the above address not less than sixty days nor more than ninety days prior to the meeting; provided, that in the event that less than seventy days notice or prior public announcement of the date of the meeting is given or made to stockholders, notice by the stockholder to be timely must be so received not later than the tenth day following the date on which such notice of the date of the annual meeting was mailed or such public announcement was made.

PROPOSAL ONE

ELECTION OF DIRECTORS

        The first agenda item to be voted on is the election of seven directors to serve until their successors are duly elected and qualified.

General Information

        The board of directors currently consists of seven directors. Directors are generally elected for one-year terms. The term of office for all current directors expires at the annual meeting and thereafter until the person's successor has been duly elected and qualified.

        This year's nominees have been nominated to serve for a one-year term expiring at the 2009 annual meeting of stockholders and thereafter until the person's successor has been duly elected and qualified. We have inquired of the nominees and determined that they will serve if elected. If, for any reason, any nominee becomes unavailable for election and the board of directors selects a substitute nominee, the proxies will be voted for the substitute nominee selected by the board of directors. The board of directors has no reason to believe that any of the named nominees is not available or will not serve if elected.

        The nominees are all current directors of Sealy, and a description of the background of each is set forth below.

Nominees for Election at the Annual Meeting

Name	Age	Position
Brian F. Carroll	36	Director
James W. Johnston	61	Director
Gary E. Morin	59	Director
Dean B. Nelson	49	Director
Paul J. Norris	60	Director, Non-Executive Chairman
Richard W. Roedel	58	Director
Scott M. Stuart	48	Director

        Brian F. Carroll.    Mr. Carroll, age 36, has been a member of KKR since January 2006 and before that, an executive of KKR since July 1999. From September 1997 to June 1999, Mr. Carroll earned an M.B.A. at Stanford University Graduate School of Business. Before attending business school, from March 1995 to July 1997, he was an executive of KKR. Mr. Carroll is also a member of the Board of Directors of Rockwood Specialties Group, Inc. and Harman International Industries Inc. He has been a director of our company since April 2004.

        James W. Johnston.    Mr. Johnston, age 61, has been President and Chief Executive Officer of Stonemarker Enterprises, Inc., a consulting and investment company, since 1996. Mr. Johnston was Vice Chairman of RJR Nabisco, Inc., a diversified manufacturer of consumer products, from 1995 to 1996. He also served as Chairman and CEO of R. J. Reynolds Tobacco Co. from 1989 to 1995, Chairman of R. J. Reynolds Tobacco Co. from 1995 to 1996 and Chairman of R. J. Reynolds Tobacco International from 1993 to 1996. Mr. Johnston served on the board of RJR Nabisco, Inc. and RJR Nabisco Holdings Corp. from 1989 to 1996. From 1984 until joining Reynolds, Mr. Johnston was Division Executive, Northeast Division, of Citibank, N.A., a subsidiary of Citicorp, where he was responsible for Citibank's New York Banking Division, its banking activities in upstate New York, Maine and Mid-Atlantic regions, and its national student loan business. He has been a director of our company since March 1993.

        Gary E. Morin.    Mr. Morin, age 59, was the Vice President and Chief Financial Officer of Lexmark International, Inc. from 1996 to 2000 and was the Executive Vice President and Chief Financial Officer of Lexmark International, Inc. from 2000 until 2005, where in addition to corporate finance functions, he was responsible for Lexmark's corporate communications, strategy and security functions. He retired from Lexmark as Executive Vice President in 2006. Prior to joining Lexmark he held senior financial and operating positions with Huffy Corporation and Tambrands. He currently serves on the Board of Directors of Citrix Systems, Inc. He has been a director of our company since July 2006.

        Dean B. Nelson.    Mr. Nelson, age 49, has been Chief Executive Officer of Capstone Consulting LLC, a strategic consulting firm, since March 2000. He is also Chairman of PRIMEDIA Inc., a targeted media company. From August 1985 to February 2000, Mr. Nelson was employed by Boston Consulting Group, Inc., a strategic consulting firm, where he was a Senior Vice President from December 1998 to February 2000 and held various other positions from August 1985 to November 1998. Mr. Nelson is a member of the Board of Directors of PRIMEDIA Inc., and two private companies, Toys "R" Us, Inc. and Dollar General Corporation. He has been a director of our company since April 2004.

        Paul J. Norris.    Mr. Norris, age 60, was elected our Non-Executive Chairman in March 2008. He was the non-executive Chairman of W.R. Grace & Co., a specialty chemicals and materials company, from May 2005 until January 2008, and has performed advisory services for KKR since 2001. He was Chief Executive Officer of W.R. Grace from 1998 through May 2005 and was also Chairman of W.R. Grace from 1999 through May 2005 (W.R. Grace filed for bankruptcy under Chapter 11 of the United States Bankruptcy Code in April 2001). He currently serves on the Board of Directors of W.R. Grace & Co. and FMC Corporation. He has been a director of our company since January 2006.

        Richard W. Roedel.    Mr. Roedel, age 58, is currently a director and Chairman of the audit committee for Brightpoint, Inc., and Luna Innovations Incorporated. He is also a director and audit committee member for HIS, Inc. From 1985 through 2000, Mr. Roedel was employed by the accounting firm BDO Seidman LLP, the United States member firm of BDO International, as an Audit Partner, being promoted in 1990 to Managing Partner in Chicago, and then to Managing Partner in New York in 1994, and finally in 1999 to Chairman and Chief Executive. Mr. Roedel joined the Board of Directors of Take-Two Interactive Software, Inc., a publisher of video games, in November 2002 and served in various capacities with that company through June 2005 including Chairman and Chief Executive Officer. Mr. Roedel is a director of the Association of Audit Committee Members, Inc., a non-profit association of audit committee members dedicated to strengthening the audit committee by developing best practices. Mr. Roedel is a certified public accountant. He has been a director of our company since August 2006.

        Scott M. Stuart.    Mr. Stuart, age 48, has been a founding partner of Sageview Capital since November 2005, and from 1996 through 2005 was a member of KKR and had worked for KKR since 1986. He is also a member of the Board of Directors of The Boyds Collection, Ltd. He has been a director of our company since April 2004.

        THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" THE NOMINEES LISTED ABOVE.

PROPOSAL TWO

RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        The second agenda item to be voted on is the ratification of the appointment of Deloitte & Touche LLP as independent registered public accounting firm for the fiscal year ending November 30, 2008.

        The audit committee of the board of directors has appointed Deloitte & Touche LLP to audit our consolidated financial statements for the fiscal year ending November 30, 2008. We are asking our stockholders to ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm. Although stockholder ratification of the appointment is not required, the board of directors is submitting the appointment of Deloitte & Touche LLP to our stockholders for ratification as a matter of good corporate practice.

        Even if the appointment is ratified, the audit committee may in its discretion select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of Sealy and our stockholders. If the appointment is not ratified by our stockholders, the audit committee will reconsider the appointment.

        A representative of Deloitte & Touche LLP is expected to attend the annual meeting and be available to respond to appropriate questions. The representative will be afforded an opportunity to make a statement, if he or she desires to do so.

        THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS SEALY'S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

OTHER MATTERS

        As of the date of this proxy statement, we know of no business that will be presented for consideration at the annual meeting other than the items referred to above. If any other matter is properly brought before the annual meeting for action by stockholders, proxies in the enclosed form returned to Sealy will be voted in accordance with the recommendation of the board of directors, or in the absence of such a recommendation, in accordance with the judgment of the proxy holder.

CORPORATE GOVERNANCE AND RELATED MATTERS

Director Independence

        We avail ourselves of the "controlled company" exception under the New York Stock Exchange ("NYSE") rules which eliminates the requirements that we have a majority of independent directors on our board of directors, compensation committee and nominating/governance committee. Accordingly, we have a compensation committee with only one independent director and a nominating/corporate governance committee composed entirely of non-independent directors. We have an audit committee consisting of three members composed entirely of independent members. The nominating and governance committee of the board of directors has determined that James W. Johnston, Gary E. Morin and Richard W. Roedel are independent directors within the meaning of applicable NYSE listing standards and the applicable provisions of the Securities Exchange Act of 1934, as amended.

        When making "independence" determinations, the nominating and governance committee and the board of directors broadly considers all relevant facts and circumstances, as well as any other facts and considerations specified by the NYSE, by law or by any rule or regulation of any other regulatory body or self-regulatory body applicable to Sealy. When assessing the materiality of a director's relationship with Sealy, the board of directors considers the issue not merely from the standpoint of the director, but also from that of persons or organizations with which the director has an affiliation.

Meetings of the Board of Directors

        The board of directors is required to meet at least four times annually, or more frequently as circumstances dictate. The board of directors met nine times in fiscal 2007, either in person or by telephone. All directors are expected to participate, whether in person or by telephone, in all board meetings. Each director attended at least 75% of all board of directors and applicable committee meetings during fiscal 2007.

Audit Committee

        Our audit committee currently consists of Richard W. Roedel, James W. Johnston, and Gary E. Morin. Mr. Roedel is the chairperson of the audit committee. The board of directors has determined that all members of the audit committee are financially literate and meet the independence and expertise requirements mandated by the applicable New York Stock Exchange listing standards, Section 10A(m)(3) and Securities Exchange Act of 1934 and our independence standards. Mr. Roedel has been designated by the board of directors as the "audit committee financial expert". Mr. Roedel currently serves on the audit committees of three other public companies. The nominating/corporate governance committee and the board of directors reviewed Mr. Roedel's obligations as a member of other audit committees in accordance with New York Stock Exchange rules and determined that his simultaneous service on those other audit committees does not impair his ability to effectively serve on Sealy's audit committee.

        Our audit committee is responsible for (1) selecting the independent auditors, (2) approving the overall scope of the audit, (3) assisting the board of directors in monitoring the integrity of our financial statements, the independent accountant's qualifications and independence, the performance of the independent accountants and our internal audit function and our compliance with legal and regulatory requirements, (4) annually reviewing an independent auditors' report describing the auditing firms' internal quality-control procedures, any material issues raised by the most recent internal quality-control review, or peer review, of the auditing firm, (5) discussing the annual audited financial and quarterly statements with management and the independent auditor, (6) discussing earnings press releases, as well as financial information and earnings guidance provided to analysts and rating agencies, (7) discussing policies with respect to risk assessment and risk management, (8) meeting separately, periodically, with management, internal auditors and the independent auditor, (9) reviewing with the independent auditor any audit problems or difficulties and managements' response, (10) setting clear hiring policies for employees or former employees of the independent auditors, (11) handling such other matters that are specifically delegated to the audit committee by the board of directors from time to time and (12) reporting regularly to the full board of directors.

        The audit committee has adopted a formal policy concerning the pre-approval of audit and non-audit services to be provided by our independent registered public accounting firm. The policy requires that all services to be performed by Deloitte & Touche LLP, including audit services, audit-related services and permitted non-audit services, be pre-approved by the audit committee. Pre-approval is generally provided for up to one year, and any pre-approval is detailed as to the particular service or category of services and is subject to a budget. Specific services being provided by the independent accountants are regularly reviewed in accordance with the pre-approval policy and the audit committee may pre-approve particular services on a case-by-case basis. The audit committee has delegated the authority to grant pre-approvals to Mr. Roedel, the audit committee chair, when the full audit committee is unable to do so. At each subsequent audit committee meeting, the audit committee reviews these pre-approvals, receives updates on the services actually provided by the independent accountants, and management may present additional services for approval. For fiscal 2007, the audit committee pre-approved all audit, audit-related and non-audit services performed by Deloitte & Touche LLP.

        Our audit committee is required to meet at least four times annually, or more frequently as circumstances dictate. The committee met eight times in fiscal 2007.

        Our board of directors has adopted a written charter for the audit committee, which is available on our website at www.sealy.com in the "Investor Relations—Corporate Governance" section, and upon written request by our stockholders at no cost.

Compensation Committee

        Our compensation committee currently consists of Brian F. Carroll, James W. Johnston and Scott M. Stuart. Mr. Johnston is an independent director and Messrs. Carroll and Stuart are not independent, as permitted by the "controlled company" exception. Mr. Johnston is the chairperson of the compensation committee.

        The compensation committee operates pursuant to a charter which delegates responsibility for the compensation and benefits of Sealy's executive officers and other members of senior management to the compensation committee. The compensation committee is primarily responsible for:

  •
  Discharging the responsibilities of the board of directors to the shareholders, potential shareholders and investment community with respect to our compensation and benefit programs and compensation of our executives; and

  •
  Producing an annual report on executive compensation for inclusion in our annual proxy statement, in accordance with applicable New York Stock Exchange, Securities and Exchange Commission and other regulatory bodies.

        Our compensation committee is responsible for (1) reviewing key employee compensation policies, plans and programs, (2) reviewing and approving the compensation of our executive officers, (3) reviewing and approving employment contracts and other similar arrangements between us and our executive officers, (4) reviewing and consulting with the chief executive officer on the selection of officers and evaluation of executive performance and other related matters, (5) administration of stock plans and other incentive compensation plans and (6) such other matters that are specifically delegated to the compensation committee by the board of directors from time to time.

        Our compensation committee is required to meet at least two times annually, or more frequently, as circumstances dictate. Our compensation committee met six times in fiscal 2007.

        The written charter for the compensation committee which Sealy's board of directors has adopted is available on our website at www.sealy.com in the "Investor Relations—Corporate Governance" section, and upon written request by our stockholders at no cost.

Compensation Committee Interlocks and Insider Participation

        The compensation levels of our executive officers are currently determined by the compensation committee as described in this proxy statement. None of the members of Sealy's compensation committee during fiscal 2007 or as of the date of this proxy is or has been an officer or employee of Sealy. None of our executive officers has served on the compensation committee or board of any company that employed any member of Sealy's compensation committee or Sealy's board of directors.

Nominating /Corporate Governance Committee

        Our nominating/corporate governance committee consists of Brian F. Carroll, Dean B. Nelson and Paul J. Norris, none of whom are independent, as permitted by the "controlled company" exception. Mr. Nelson is the chairperson of the nominating/corporate governance committee.

        The nominating/corporate governance committee is responsible for (1) developing and recommending criteria for selecting new directors, (2) overseeing evaluations of the board of directors and its members, (3) screening and recommending to the board of directors individuals qualified to become executive officers and (4) handling such other matters that are specifically delegated to the nominating/corporate governance committee by the board of directors from time to time.

        In nominating candidates to serve as directors, the board of directors' objective, with the assistance of the nominating/corporate governance committee, is to select individuals with skills and experience that can be of assistance to management in operating our business. When evaluating the recommendations of the nominating/corporate governance committee, the board of directors should consider whether individual directors possess the following personal characteristics: integrity, accountability, informed judgment, financial literacy, mature confidence and high performance standards. The board of directors as a whole should possess all of the following core competencies, with each candidate contributing knowledge, experience and skills in at least one domain: accounting and finance, business judgment, management, industry knowledge, leadership and strategy/vision. For a description of the procedures for stockholders to submit proposals regarding director nominations, see "Stockholder Director Nominations" below.

        Our nominating/corporate governance committee is required to meet at least two times annually, or more frequently as circumstances dictate. Our nominating/corporate governance committee met twice in fiscal 2007.

        Our board of directors has adopted a written charter for the nominating/corporate governance committee which is available at our website at www.sealy.com in the "Investor Relations—Corporate Governance" section, and upon written request by our stockholders at no cost.

Presiding Director of Non-Management Executive Sessions

        At each executive session of non-management members of the board of directors, the Non-Executive Chairman will preside and in his absence the non-management directors in attendance will determine which of them will conduct such session.

Corporate Governance Guidelines

        The board of directors has adopted Corporate Governance Guidelines which set forth the board of directors' core principles of corporate governance and are designed to promote its effective functioning and assist the board of directors in fulfilling its responsibilities. The board of directors will review and amend these guidelines from time to time as it deems necessary and appropriate. The Corporate Governance Guidelines are available on our website at www.sealy.com in the "Investor Relations—Corporate Governance" section, and upon written request by our stockholders at no cost.

Code of Business Conduct and Ethics

        We are committed to conducting business in accordance with the highest ethical standards and all applicable laws, rules and regulations. We have adopted a Code of Business Conduct and Ethics that applies to our employees, executive officers and directors. Our Code of Business Conduct and Ethics is available on our website at www.sealy.com, in the "Investor Relations—Corporate Governance" section, and upon written request by our stockholders at no cost.

Director Candidate Recommendations by Stockholders

        Each director candidate recommendation by a stockholder should be accompanied by certain information relating to the stockholder making such recommendation, as well as information concerning the recommended candidate, including the name, address and relevant qualifications of the recommended candidate. A stockholder who wishes to recommend a candidate for election to the board of directors should submit it to the nominating/corporate governance committee by December 1, 2008:

  By mail:

    Stockholder Director Recommendation
    Nominating/Corporate Governance Committee
    c/o: Senior Vice President, General Counsel & Secretary
    Sealy Corporation
    One Office Parkway
    Trinity, North Carolina 27370

  By fax:

    (336) 861-3786

Stockholder Communications with the Board of Directors

        Any stockholder may communicate with (i) the board of directors as a whole, (ii) the independent directors as a group, (iii) any individual member of the board of directors, or (iv) any committee of the board of directors by submitting those communications to the appropriate person or group:

  By mail:

    Stockholder Communication to the Board of Directors
    [Name of Appropriate Person or Group]
    c/o: Senior Vice President, General Counsel & Secretary
    Sealy Corporation
    One Office Parkway
    Trinity, North Carolina 27370

  By fax:

    (336) 861-3786

        All appropriate stockholder communications received by the Senior Vice President, General Counsel & Secretary will be forwarded to the appropriate person or group. Inappropriate communications include those not related to the duties or responsibilities of the board of directors. In addition, the receipt of any accounting, internal controls or audit-related complaints or concerns will be forwarded to the audit committee.

        A copy of these procedures is available on our website at www.sealy.com in the "Investor Relations—Corporate Governance" section, and upon written request by our stockholders at no cost.

Director Compensation

        Our non-employee directors each receive a retainer of $40,000 per year plus $1,500 for each board meeting attended in person and $500 for each board meeting attended by telephone. The board committee members receive an additional annual retainer of $22,000 for the Chairman of the audit committee, $4,000 for other committee chairs, $10,000 for other audit committee members, and $2,000 for members of other Board committees. Committee members are paid $1,000 for each committee meeting attended in person and $500 per telephonic committee meeting attended. All fees are paid on a quarterly basis. The directors may elect to defer all or a portion of these fees into stock appreciation units. Annually, each director may elect to defer all or a portion of his or her fees as a Sealy director under the Sealy Director's Deferred Compensation Plan. Under this plan, on the date director fees become payable, Sealy credits the deferred compensation account of each director with the number of share units of Sealy's common stock which is equal to the deferred portion of any fee due to the director at such time, divided by the per share market value of Sealy's shares on that date. Sealy also credits each director's deferred compensation account with the number of share units equal to any cash dividends (or the fair market value of dividends paid in property other than dividends payable in common stock) payable on the number of shares of common stock represented in each director's deferred compensation account divided by Sealy's per share stock value on the dividend payment date. Our non-employee directors do not receive any stock awards, option grants, pension benefits, defined contribution benefits, insurance coverage, medical benefits, or perquisites for their service as a Sealy director.

        Distributions from a director's deferred compensation account shall be paid in Sealy's common stock or the cash equivalent thereof, at the election of Sealy, and shall begin on either the first day of the calendar year following or six months following (whichever is later), the later of the director's retirement date (as indicated in the director's deferral election) or separation from Sealy's board of directors.

Director Compensation Table for Fiscal Year 2007

        The following Table details the compensation provided to each non-employee director for fiscal year 2007.

	Fees Earned or Paid in Cash(1)($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings($)	All Other Compensation ($)	Total ($)

Mr. Carroll	$54,000					$3,733	$57,733

Mr. Johnston	$65,500					$3,018	$68,518

Mr. Morin	$60,500					0	$60,000

Mr. Nelson	$50,000					$3,319	$53,319

Mr. Norris	$47,500					$1,439	$48,939

Mr. Roedel	$75,500					$1,151	$76,651

Mr. Stuart	$50,500					$3,414	$53,914

(1)
100% of Mr. Morin's and 50% of Mr. Johnston's fees were paid in cash. The balance of all other directors fees were deferred into Sealy stock units under the Sealy Director's Deferred Compensation Plan described above. As of March 3, 2008 the following directors held the indicated number of Sealy share units under the Sealy Director's Deferred Compensation Plan: Mr. Carroll—15,819, Mr. Johnston—12,236, Mr. Nelson—14,033, Mr. Norris—7,447, Mr. Roedel—8,072, and Mr. Stuart—14,483.

Limitation on Directors' Liability and Indemnification

        Our certificate of incorporation limits the liability of directors to the maximum extent permitted by Delaware law. Under Delaware law, a director will not be personally liable for monetary damages for breach of his or her fiduciary duty as a director, except for liability for:

  •
  breach of his or her duty of loyalty to us or our stockholders;

  •
  acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

  •
  unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law; or

  •
  any transaction from which he or she derived an improper personal benefit.

Our bylaws provide that we:

  •
  are required to indemnify our directors and executive officers to the maximum extent permitted by Delaware law;

  •
  may indemnify our employees and agents as set forth in Delaware General Corporation Law, subject to very limited exceptions;

  •
  are required to advance expenses, as incurred, to our directors and executive officers in connection with a legal proceeding; and

  •
  may advance expenses, as incurred, to our employees and agents in connection with a legal proceeding.

        We also maintain directors' and officers' liability insurance to cover our directors, executive officers and some of our employees for liabilities, including liabilities under securities laws. We believe that our certificate of incorporation, bylaws and insurance are necessary to attract and retain qualified persons as directors and executive officers.

        The limitation of liability and indemnification provisions in our certificate of incorporation and bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duty. They may also reduce the likelihood of derivative litigation against directors and executive officers, even though an action, if successful, might benefit us and other stockholders. Furthermore, a stockholder's investment may be adversely affected to the extent we pay the costs of settlement and damage awards against directors and executive officers as required by these indemnification provisions.

        At present, we are not aware of any pending litigation or proceeding involving any of our directors or executive officers in which indemnification is required or permitted and we are not aware of any threatened litigation or proceeding that may result in a claim for indemnification.

AUDIT COMMITTEE REPORT AND AUDITOR FEES

Audit Committee Report

        The audit committee reviews Sealy's financial reporting process on behalf of the board of directors. Management has the primary responsibility for the financial statements and the reporting process, including the system of internal controls. The independent registered public accounting firm is responsible for expressing an opinion on those audited consolidated financial statements in conformity with accounting principles generally accepted in the United States.

        In fulfilling its responsibilities, the audit committee has reviewed and discussed the audited consolidated financial statements contained in Sealy's Annual Report on Form 10-K for the year ended

December 2, 2007 with Sealy's management and independent registered public accounting firm. The audit committee has also discussed with the independent registered public accountant the matters required to be discussed by Statement on Auditing Standards No. 61, Communications With Audit Committees, including the quality, not just the acceptability of the accounting principles, the reasonableness of significant judgments, and the clarity of the disclosures in the financial statements. In addition, the audit committee reviewed and discussed with the independent registered public accounting firm the auditor's independence from Sealy and its management, including the matters in the written disclosures and letter which were received by the audit committee from the independent registered public accountant, as required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees.

        Based on the reviews and discussions referred to above, the audit committee approved the audited consolidated financial statements and recommended to the board of directors that they be included in Sealy's Annual Report on Form 10-K for the year ended December 2, 2007, for filing with the Securities and Exchange Commission. The audit committee has also selected Deloitte & Touche as Sealy's independent registered public accounting firm and is presenting the selection to the stockholders for ratification.

                      Richard W. Roedel, Chairperson
                      James W. Johnston
                      Gary E. Morin

The preceding audit committee report is provided only for the purpose of this proxy statement. This report shall not be incorporated, in whole or in part, in any other Sealy filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended.

Audit and Related Fees

        The following table summarizes aggregate fees billed to us by Deloitte & Touche LLP for the fiscal years ended December 2, 2007 and November 26, 2006, with the following notes explaining the services underlying the table captions:

	2007	2006
	(thousands)
Audit fees(1)	$1,577	$882
Audit-related fees(2)	281	581
Tax fees	—	—
All other fees(3)	425	429

Total	$2,283	$1,892

    (1)
    Includes fees for the audit of our annual consolidated financial statements.

    (2)
    Includes fees for international statutory audits as well as services related to our various public filings, including the initial public offering of Sealy Corporation stock and Form 10-Q filings.

    (3)
    Includes fees related to due diligence reviews of potential mergers, acquisitions and dispositions.

For additional information, please see "Audit Committee" beginning on page 7.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Objectives of the Executive Compensation Program

        The compensation of the Company's executive officers is currently determined by the compensation committee of the Board. Sealy and its subsidiaries seek to attract and retain highly qualified and talented professionals. The marketplace in which Sealy competes is highly competitive. Further, our compensation policies, while designed to secure the services of appropriate professionals, must also support our vision of creating a dynamic company and delivering superior value and growth.

        In light of these objectives, the compensation committee determines executive compensation consistent with a philosophy of compensating executive officers based on their responsibilities, the company's financial performance as measured against established goals, and individual officer contributions and achievements.

        The primary elements of the company's executive compensation program are:

  (1)
  base salaries,

  (2)
  variable annual cash compensation earned through the Sealy Corporation Bonus Plan (the "Bonus Plan"),

  (3)
  long-term equity compensation through our previous 1998 Stock Option Plan and our current 2004 Stock Option Plan.

        Officer salaries are targeted at the median of competitive market practices, with bonus opportunities structured so that the combined level of salary and bonus received (annual cash compensation) varies with market compensation levels based on the level of performance achievement. If target bonuses are paid, annual cash compensation is expected to approximate the market median. If performance achievements result in earned bonuses at above-target levels, annual cash compensation can be in the market's upper quartile. Salaries and target bonus opportunities for officers also reflect internal equity considerations as well as external market references.

        Sealy was a privately held company until April of 2006. As a private equity portfolio company, Sealy provided its management team, including the named executive officers who were with the company prior to July 2005, with an opportunity to earn a significant amount of compensation based on an allocation of potential equity ownership in the company through stock options. A significant number of stock options were granted at the time of the company's recapitalization in 2004, with additional stock options granted in conjunction with the Initial Public Offering in 2006. Other executives and key employees, including Mr. Ackerman and Mr. Dobbs among the named executive officers, received equity grants upon being hired by the company. During fiscal year 2007, three of the Named Executive Officers received additional equity grants in conjunction with promotions and increased responsibility levels. The committee believes these equity allocations provide significant motivation for management to create and sustain stockholder value.

        The compensation committee intends to continue to emphasize and reward this ownership mentality, although with an approach more consistent with other publicly traded companies. In early 2008, the committee began to transition the company towards an annual systematic equity award granting program within the existing structure of our 2004 Stock Option Plan. Initial grants under this program were intended to improve the motivation and retention value of our long-term incentives and provide competitive equity opportunities relative to our industry segment and general industry as a whole.

        The company's believes that executive officers should participate in retirement and benefit programs that are available to all salaried employees, but that supplemental executive benefits and perquisites for executive officers will be minimal if offered at all.

        The compensation committee has overall responsibility for establishing, implementing, and monitoring the executive compensation program for the company's executive officers. To aid the compensation committee in setting compensation, our Chief Executive Officer ("CEO") provides recommendations annually to the Compensation Committee regarding the compensation for all executive officers, other than the CEO. Each member of our senior executive management team, in turn, participates in an annual performance review with the CEO and provides input about his or her contributions to our success for the relevant period. The compensation committee reviews the performance of each senior executive officer annually. The CEO participates in such annual performance review with the compensation committee.

        During fiscal year 2007, the compensation committee retained the services of an independent compensation consultant, Watson Wyatt Worldwide, to assist it in the evaluation of key elements of our executive officer compensation programs. Watson Wyatt prepared a report for the committee on market practices that included competitive references for total direct compensation and each element (salary, bonus and annualized long-term incentive values) for each Sealy executive position. The consultant also provided advice to the compensation committee with respect to competitive practices and the amounts and nature of compensation paid to executive officers.

Compensation Benchmarking and Peer Group

        As discussed above, through the information and analysis provided by the compensation consultant, the compensation committee compared base salary and target bonus opportunities for each Sealy officer to our market sector and industry in general. This approach ensures that our compensation remains competitive in our market and relative to our industry peers.

        In evaluating the level of compensation provided to our named executive officers, the compensation committee considered compensation data from a group of peer companies. The compensation committee members determined the peer group companies after reviewing potential candidates identified by the consultant. At the time of the selection, the potential companies all had revenues between $600 million and $3 billion and equity market values between $500 million and $2.5 billion. Sealy's revenues, total assets and employee count were all between the 40th and 60th percentile of the selected peer companies. At the time of the selection, Sealy's EBITDA, operating margin and equity market value approximated or exceeded the 75th percentile of the selected peer companies.

        The peer group consists of 14 companies, all but one of which are classified as Household Durables industry companies by Standard & Poors. Select Comfort Corporation, classified by S&P as a Specialty Retail industry company, was added to the peer group as it is considered to be a direct competitor to Sealy. The other peer group companies were American Greetings, Blyth, Blount International, Ethan Allen Interiors, Furniture Brands International, Interface, Jarden, La-Z-Boy, Simmons Company, Snap-On, Tempur-Pedic International, Tupperware Brands and Yankee Candle.

        In addition to the peer group compensation information, the consultant's report also provided the compensation committee with market pay references derived from recognized executive compensation surveys. The consultant developed market references for each executive officer position in order to gauge the pay of other officers holding similar positions at comparable organizations. For fiscal year 2007, the survey data was derived from executive pay reports published by Watson Wyatt and Mercer HR Consulting. The references reflected data from manufacturing companies or general industry samples with revenues similar to Sealy ($1.7 billion). The specific companies included in these surveys are not identified to the compensation committee.

        The consultant's report concluded that base salaries for Sealy's named executive officers generally were positioned between the median and 75th percentile market references. The CEO's base salary was determined to be below both the survey-based median reference and the proxy peer median. The report found that target bonus opportunities for Sealy's named executive officers generally were positioned below the median references, and this resulted in target total cash compensation (salary plus target bonus) that was also generally below the median. In determining adjustments to salaries and target bonus opportunities for Sealy's named executive officers during fiscal year 2007, the committee took into consideration the consultant's findings in light of the company's objective to position targeted cash compensation for officers at or near the market median.

Elements of the Executive Compensation Program

  Base Salary

        The company's philosophy is to target base salaries at a market median level. Because relevant market data may not be available for every position, each salaried position including those held by the named executive officers is assigned to a pay grade in the company's internal salary structure. The midpoint of each grade is intended to approximate the market median, and grade assignments reflect both available market data as well as internal comparisons to positions with similar levels of responsibility. Grade assignments for officer positions are developed by Sealy management and approved by the committee. Actual salaries paid to officers are determined by the compensation committee with reference to the experience of the officers, the company's past practice and the officers' individual performance.

        After consideration of the market data developed by Watson Wyatt, the salaries for Messrs. Rogers, Ackerman and Hofmann were determined by the committee in December 2006 at the time their promotions or changes in job responsibilities were announced. At that time, Mr. Rogers' salary was increased by 14 percent to $365,000, Mr. Ackerman's salary was increased by 10 percent to $320,000 and Mr. Hofmann's salary was increased by 14 percent to $300,000. These increases were consistent with the company's compensation policy regarding promotional increase percentages.

        In conjunction with the company's annual salary review process for salaried employees, in April 2007, the committee approved an increase to Mr. McIlquham's salary of 3.8% to $700,650 which took effect in September 2007. This percentage increase was equal to the company's salary percentage increase budget of 3.8% for domestic salaried employees. After that increase Mr. McIlquham's salary remained below the median survey-based salary reference and the median peer group salary reference. The compensation committee approved an increase to Mr. Dobbs' salary of 3.0% to $315,000 which took effect in April 2007.

  Variable Annual Cash Compensation

        Our Bonus Plan is a cash-based based short-term performance incentive program. The compensation committee, with input from the executive officers establishes minimum, target and maximum goals for the Bonus Plan based on the financial performance measures selected for that year. For fiscal year 2007 EBITDA and net cash flow were established as the corporate level goals for determining payments under the Bonus Plan. Goals typically correspond with projections contained in our annual budget, which is approved by the Board of Directors at the beginning of the fiscal year. For certain corporate executives, goals are established only at the corporate level. For executives who manage business units or certain functions, goals are established both at the corporate level and at the business unit or functional level.

        Target annual bonuses, expressed as a percentage of base salary, have been established by the compensation committee for each named executive officer based on consideration of job responsibilities and review of external market references. During 2007, after reviewing the consultant's report on market practices, the compensation committee increased the CEO's target bonus opportunity from 60 percent of salary to 70 percent of salary. Based on the April 1, 2007 effective date of this change, Mr. McIlquham's prorated bonus target for fiscal year 2007 was 66.7 percent. Upon their promotions and increased job responsibilities at the beginning of fiscal year 2007, the compensation committee increased the target bonus for Mr. Rogers from 35 percent to 45 percent of salary and the target bonus for Mr. Ackerman from 35 percent to 40 percent of salary. The compensation committee made these changes to more closely align the officers' target bonuses with the market median references as reported by the consultant.

        For corporate level goals in fiscal year 2007, the actual annual bonus is determined by the attainment of each year's pre-established goals, with 70% of the award based upon the attainment of the EBITDA goal and 30% of the 2007 award based upon attainment of the net cash flow goal. The target annual bonus for named executive officers who manage business units or certain functions is equally weighted between corporate and business unit/function goals. There is no guaranteed minimum bonus under the Bonus Plan, and a Bonus Plan participant must be employed at the end of the fiscal year for which a bonus is payable in order to be eligible to receive a bonus for such fiscal year. Bonuses are paid in a lump sum upon the compensation committee's certification of performance results following the end of the applicable fiscal year. The fiscal year 2007 Bonus Plan corporate performance goals and actual results as applicable to our named executive officers were as follows:

2007 Bonus Plan Achievement for Mr. McIlquham and Mr. Ackerman
(All $ in millions, except Achieved Bonus)

	Minimum	Target	Maximum	Weighting	Result Achieved	Achieved Bonus
Corporate EBITDA	$259.2	$278.7	$298.2	70%	$212.6	-0-
Corporate Net Cash Flow	$223.0	$239.8	$256.6	30%	$178.9	-0-

2007 Bonus Plan Achievement for Mr. Rogers

	Minimum	Target	Maximum	Weighting	Result Achieved	Achieved Bonus
Corporate EBITDA	$259.2	$278.7	$298.2	35%	$212.6	-0-
Corporate Net Cash Flow	$223.0	$239.8	$256.6	15%	$178.9	-0-
NA EBITDA	$280.9	$302.0	$323.2	40%	$223.3	-0-
NA Operations(1)	0%	100%	200%	10%	156.9%	$26,106

2007 Bonus Plan Achievement for Mr. Hofmann

	Minimum	Target	Maximum	Weighting	Result Achieved	Achieved Bonus
Corporate EBITDA	$259.2	$278.7	$298.2	35%	$212.6	-0-
Corporate Net Cash Flow	$223.0	$239.8	$256.6	15%	$178.9	-0-
NA EBITDA	$280.9	$302.0	$323.2	10%	$223.3	-0-
NA Operations(1)	0%	100%	200%	40%	156.9%	$66,756

2007 Bonus Plan Achievement for Mr. Dobbs

	Minimum	Target	Maximum	Weighting	Result Achieved	Achieved Bonus
Corporate EBITDA	$259.2	$278.7	$298.2	35%	$212.6	-0-
Corporate Net Cash Flow	$223.0	$239.8	$256.6	15%	$178.9	-0-
Marketing IMO(2)	$639.9	$688.1	$736.2	50%	$640.0	$109

(1)
The performance of the company's North American manufacturing plants ("NA Operations") is determined by measuring actual achievement against several established measurements with various assigned weightings. Different measurements are used for bedding, components and latex plants as well as for bedding plants in Canada, Mexico and Puerto Rico. Measurements include labor cost per unit produced, scrap percentage to standard material cost, distribution cost per unit sold, fixed manufacturing spend, inventory days on hand, cost of quality per unit and two safety metrics—frequency and severity. Individual goals are set for each plant. The overall achievement for NA Operations is calculated as a percentage of target and is a weighted average of the individual manufacturing plants' percentage achievement for the Company's U.S. bedding plants, components plants, latex plant and Canadian, Mexican and Puerto Rican bedding plants.

(2)
"Marketing IMO" means, Marketing Income from Operations which is defined as Domestic Bedding Gross Margin less Marketing Departmental Expenses.

Because the minimum goals relating to the corporate performance metrics were not achieved during fiscal year 2007, no payments were generated to named executive officers under the Bonus Plan pursuant to results in these areas. Partial bonus payments were generated for Messrs. Hofmann, Dobbs and Rogers based on business unit results in applicable areas exceeding the minimum goals.

        In May 2007 the company reorganized its domestic sales force and realigned its operating regions. To ensure focus on implementation and execution of business objectives, the compensation committee approved a discretionary bonus guaranty of up to two thirds of the second half fiscal year 2007 bonus targets for certain affected domestic units, if certain business and individual performance goals were achieved. Following determination of payments under the Bonus Plan for fiscal year 2007, the compensation committee decided to award discretionary bonuses to various employees including the named executive officers. The compensation committee for fiscal year 2007 awarded the following discretionary bonus amounts to the named executive officers:

Named Executive Officers Discretionary Bonus Payments for Fiscal 2007

Mr. McIlquham	$151,503
Mr. Rogers	$45,024
Mr. Ackerman	$42,472
Mr. Hofmann	$17,392
Mr. Dobbs	$50,609

  Long-term Equity Compensation

        As discussed above, the company's historical equity grant allocations have been based on significant events and were not considered as part of the annual compensation process. During fiscal year 2007, the only equity grants to named executive officers were made in conjunction with their promotions or announced changes in responsibilities. In determining the grants made in fiscal year 2007 to Messrs. Rogers, Ackerman and Hofmann, the compensation committee reviewed market information on annual grant values in general industry as compiled by Watson Wyatt. The compensation committee also reviewed the overall equity positions and grant history for each of the three officers being considered for grants as well as those of other executive officers. The grants of stock options made to these officers were determined by the compensation committee after consideration of this information.

        Consistent with previous equity grants made by the company, the fiscal year 2007 stock option grants to these officers consisted of both "time options" and "performance options." The "time options" vest and become exercisable ratably on a monthly basis over the 36-month period from the date of grant. The "performance options" vest on the eighth anniversary of grant, but can become exercisable at the end of fiscal year 2007 if Sealy achieves $294 million in management EBITDA in fiscal year 2008.

        The 2004 Stock Option Plan specifies that the exercise price for stock options shall be no less than the fair market value of the stock on the date of grant. At the time these grants to the named executive officers were approved by the compensation committee, the Plan defined fair market value as the average closing price of the company's stock on the five trading days prior to the grant date. As such, the exercise price for the options granted on December 22, 2006 to Messrs. Rogers, Ackerman and Hofmann was established at $14.99 (the average closing price for the five trading days ending on and including December 22, 2006), even though the closing stock price on that day was $14.92. In July of 2007, the 2004 Stock Option Plan was amended so that fair market value of the stock is now defined as the closing price on the date of grant.

  Executive Benefits and Perquisites

        The Sealy Benefit Equalization Plan was established to provide a vehicle to restore qualified plan benefits, specifically those relating to the Sealy Profit Sharing Plan, which are reduced as a result of limitations imposed under the Internal Revenue Code on qualified benefit plans. The Benefit Equalization Plan is a nonqualified deferred compensation plan that ensures that participating executives, including the named executive officers, receive their full profit-sharing contribution and earnings on previously credited contributions. Earnings on balances in the Benefit Equalization Plan equal the rate of return on investments made by each participant in the qualified Profit Sharing Plan. No voluntary deferrals currently may be made to the Benefit Equalization Plan.

        Sealy generally does not provide other supplemental benefits or perquisites to its executives. Our executives do not have company cars or car allowances, club memberships or financial planning allowances. Health care, disability and life insurance benefits for Sealy executives are the same as those provided to all active salaried employees.

  Employment Agreements

        Each of our named executive officers has an employment agreement with a perpetual one-year term, except for the Chief Executive Officer whose agreement has a perpetual two-year term. The employment agreements specify minimum salaries and annual bonus opportunities. For purposes of the employment agreements the following result in "Cause" or "Good Reason" for terminating an employment agreement:

        "Cause" exists if the employee:

  •
  Commits a felony;

  •
  Materially breaches or defaults on the employment agreement; or

  •
  Either grossly negligently or willfully causes material economic harm to Sealy or materially adversely effects Sealy's operations, property or business.

        "Good Reason" exists if any of the following occurs:

  •
  Reduction in the employee's salary;

  •
  Material reduction in the employee's position, authority or office;

  •
  Material reduction in the employee's responsibilities or duties;

  •
  Material adverse change in the employee's benefits;

  •
  Requiring a relocation of more than 25 miles;

  •
  Material breach of the employment agreement by Sealy; and

  •
  If a purchaser of substantially all of Sealy's assets does not assume the employment agreement.

        The timing and benefits provided by the employment agreement differ based on the reason for the termination as follows:

  •
  Termination by Sealy for "Cause" or upon employee's death or permanent disability or termination

  •
  Immediate termination

  •
  No benefit under employment agreement

  •
  Resignation "Without Good Reason"

  •
  Thirty days notice of resignation

  •
  No benefit under employment agreement

  •
  Termination as a result of death or permanent disability

  •
  No benefit under employment agreement

  •
  Resignation by the employee for "Good Reason"

  •
  Immediately upon Notice

  •
  Benefits under employment agreement

  •
  Termination by Sealy "Without Cause"

  •
  Thirty days notice of termination

  •
  Benefits under employment agreement

        In the event of a resignation for "Good Reason" or a termination "Without Cause" involving an employee with an employment agreement, the employee will be entitled for one year thereafter (two years in the case of Mr. McIlquham) to:

  •
  Continue to receive his annual base salary (at the highest rate in effect during the past year);

  •
  Participate in our annual bonus plan;

  •
  Receive benefits, including medical, dental and life insurance which would otherwise be available to him during his employment; and

  •
  Receive up to one year of outplacement services from a nationally recognized executive outplacement firm.

        Under his employment agreement, Mr. Rogers may elect within five days after termination to take his salary and bonus continuation in a lump sum payable within thirty days of his termination of employment with Sealy.

        If at any time our Executive Severance Benefit Plan (described below) would provide better cash severance benefits to the employee than the foregoing severance provisions, the employee may elect to receive such better cash severance benefits in lieu thereof, while continuing to receive any other benefits available under the agreement. These agreements also contain confidentiality and non-competition covenants and other terms and conditions customary to executive employment agreements.

  Severance

        Effective December 1, 1992, we established the Sealy Executive Severance Benefit Plan, or the Executive Severance Plan, for employees in certain salary grades. Benefit eligibility includes, with certain exceptions, termination as a result of a permanent reduction in work force or the closing of a plant or other facility, termination for inadequate job performance, termination of employment by the participant following a reduction in base compensation, reduction in salary grade which would result in the reduction in potential plan benefits or involuntary transfer to another location. Benefits include cash severance payments calculated using various multipliers varying by salary grade, subject to specified minimums and maximums depending on such salary grades. Such cash severance payments are made in equal semi-monthly installments calculated in accordance with the Executive Severance Plan until paid in full. Certain executive-level officers would be entitled to a minimum of one-year's salary and a maximum of two-year's salary under the Executive Severance Plan. However, if a participant becomes employed prior to completion of the payment of benefits, such semi-monthly installments shall be reduced by the participant's base compensation for the corresponding period from the participant's new employer. Participants receiving cash severance payments under the Executive Severance Plan also would receive six months of contributory health and dental coverage and six months of group term life insurance coverage.

        We currently follow the terminal accrual approach to accounting for severance benefits under the Executive Severance Plan and record the estimated cost of these benefits as expense at the date of the event giving rise to payment of the benefits.

Impact of Tax, Accounting and Regulatory Considerations on Compensation Programs

        Section 162(m) of the Internal Revenue Code generally allows a deduction to publicly traded companies for certain qualifying performance based compensation. Section 162(m) disallows a deduction to the extent certain non-performance based compensation over $1 million is paid to the chief executive officer or any of the four other most highly compensated executive officers. Sealy believes its Bonus Plan is exempt from Section 162(m) until its 2010 annual stockholder's meeting under relief provided to companies that become publicly held in connection with an initial public offering. In addition, Sealy believes the Bonus Plan satisfies the requirements for exemption under Internal Revenue Code Section 162(m) as a performance based plan.

        To maintain flexibility in compensating executive officers in a manner consistent with its goals, the compensation committee has not adopted a policy that all compensation must be deductible. The discretionary bonus payments made to Named Executive Officers during 2007 were made even though such payments do not qualify as "performance based compensation" under Section 162(m). The compensation committee will continue to monitor this issue.

        As described above, the company amended its 2004 Stock Option Plan to modify the determination of fair market value of the stock for purposes of establishing the exercise price of option grants. Although the use of a multi-day average stock price was consistent with tax-related requirements and did not have a material impact on the accounting expense related to such grants, the change was made to conform to typical practices of other publicly traded companies. Also, the modification to the Plan was made in recognition of the new proxy disclosure requirements regarding the grant of stock options with an exercise price that differed from the closing stock price on the date of grant.

Report of the Compensation Committee

        The compensation committee has reviewed and discussed with the company's management the Compensation Discussion and Analysis set forth above. Based on the review and discussions noted above, the compensation committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the company's Proxy Statement and incorporated by reference in the company's Annual Report on Form 10-K for the fiscal year ended December 2, 2007.

Compensation Committee Members
James W. Johnston, Chairman
Brian F. Carroll
Scott M. Stuart

Executive Compensation Tables and Supporting Information

Summary Compensation Table

        The following table summarizes the compensation for the 2007 fiscal year of the company's former Chairman, President & Chief Executive Officer, David J. McIlquham; the company's Chief Financial Officer, Jeffrey C. Ackerman; and the next three most highly compensated executive officers who were serving at the end of the company's 2007 fiscal year. These individuals are referred to in this proxy statement as the "named executive officers".

					Stock Awards ($)	Option Awards ($)(2)	Non-stock Incentive Plan Comp. ($)	Change in Pension Value and NQDC Earnings
Officer Name & Position	Fiscal Year	Salary	Bonus ($)(1)						All Other Compensation(3)	Total Compensation

David J. McIlquham Former Chairman, President & CEO(4)	2007	$681,413	$151,503		—	$320,182	—	—	$20,498	$1,173,596

Lawrence J. Rogers Interim CEO and President North America(4)	2007	$363,296	$57,024	(5)	—	$424,597	$26,106	—	$19,521	$890,544

Jeffrey C. Ackerman Executive VP & CFO	2007	$318,864	$42,472		—	$567,937	—	—	$18,004	$947,277

G. Michael Hofmann Executive VP Operations North America	2007	$298,562	$17,392		—	$64,755	$66,756	—	$16,860	$464,325

Philip R. Dobbs Senior VP Marketing	2007	$311,732	$50,609		—	$9,281	$109	—	$17,596	$389,327

(1)
In May 2007 the company reorganized its domestic sales force and its operating regions. To insure focus on implementation and execution of business objectives, the compensation committee approved a discretionary bonus payment of up to two-thirds of second half fiscal year 2007 targets for affected domestic units.

(2)
Expense recognition under FAS 123R for financial statement reporting purposes for fiscal year 2007 for all stock option awards that vested during fiscal year 2007 or were unvested as of fiscal year-end 2007. The basis and assumptions for the valuation of these options is set out in Footnote 3 to Sealy's Consolidated Financial Statements contained in Sealy's Form 10-K for the fiscal year ended December 2, 2007.

(3)
For each individual the amount includes an $11,000 company contribution under the Sealy Profit Sharing Plan, the company's contribution under the Sealy Executive Benefit Equalization Plan, and the company paid premiums for company provided life and disability insurance coverage for the individual.

(4)
Mr. McIlquham resigned as a Director, Chairman, President and CEO and left the Company on March 12, 2008. Mr. Rogers was named Interim CEO on March 13, 2008. Mr. Rogers did not serve as CEO during fiscal year 2007.

(5)
Includes $12,000 Chairman's Award made during fiscal year 2007. The Company's Chairman's Award Program is intended to recognize employees whose efforts significantly exceed the normal requirements of their position.

Grant Plan-Based Awards in Fiscal 2007 Table

        The following table sets forth certain information regarding awards for fiscal year 2007 under the Company's Bonus Plan and 2004 Stock Option Plan. These plans are described more fully under "Compensation Discussion and Analysis" above.

					Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)
		Estimated Future Payouts Under Non-Equity Incentive Plan Awards							All Other Option Awards: Number of Securities Underlying Options (#)
										Exercise Or Base Price of Option Awards (1) ($/Share)	Closing Price on Date of Grant ($/Share)	Grant Date Fair Value of Stock and Option Awards (2) ($)
		Thres- hold ($)			Thres- hold ($)
Officer Name	Grant Date		Target ($)	Max ($)		Target ($)	Max ($)

David J. McIlquham	3/14/07	$0	$454,514	$909,028

Lawrence J. Rogers	3/14/07	$0	$163,268	$326,536

	12/22/06								97,482	$14.99	$14.92	$505,932

	12/22/06								129,020	$14.99	$14.92	$670,904

Jeffrey C. Ackerman	3/14/07	$0	$127,418	$254,836

	12/22/06								65,848	$14.99	$14.92	$341,751

	12/22/06								87,153	$14.99	$14.92	$453,196

G. Michael Hofmann	3/14/07	$0	$104,355	$208,710

	12/22/06								8,571	$14.99	$14.92	$41,055

	12/22/06								11,429	$14.99	$14.92	$54,974

Philip R. Dobbs	3/14/07	$0	$109,092	$218,184

(1)
In accordance with the Sealy 2004 Stock Option Plan at the time of the grant, the option's exercise price was the average closing prices of the five preceding trading days.

(2)
Based on FAS 123R Fair Value at the time of grant. The basis and assumptions for valuing these options is set out in Footnote 3 to Sealy's Consolidated Financial Statements contained in Sealy's Form 10-K for the fiscal year ended December 2, 2007.

Outstanding Equity Awards at 2007 Fiscal Year End Table

        The following table reflects outstanding vested and unvested stock options held by the named executive officers as of the end of fiscal year 2007. The table also reflects the fact that the named executive officers held no restricted stock as of the end of fiscal year 2007.

	Option Awards						Stock Awards

Officer Name	Number of Securities Underlying Options Exercisable (#)	Number of Securities Underlying Options Unexercisable (#)(1)		Equity Incentive Plan Awards: Number of Securities Underlying Unearned Awards (#)	Options Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That have Not Yet Vested ($)	Market Value of Shares of Units That Have Not Yet Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have not Yet Vested (#)	Equity Incentive Plan Awards: Market or Payout of Unearned Shares, Units or Other Rights That Have not Yet Vested (#)

David J. McIlquham	83,884	0		0	$0.20	4/6/2014

	530,495	0		0	$0.95	4/6/2014

	212,198	0		0	$1.58	4/6/2014

	367,648	0		0	$1.90	4/6/2014

	1,079,618	426,882	(2)	0	$5.79	7/20/2014

	1,186,243	790,830	(3)	0	$5.79	7/20/2014

	88,283	190,507	(4)	0	$16.00	4/6/2016

	27,955	60,325	(4)	0	$16.55	4/19/2016

	18,392	39,692	(2)	0	$16.55	7/18/2016

Lawrence J. Rogers	149,132	0		0	$0.20	4/6/2014

	112,329	74,887	(3)	0	$5.79	7/20/2014

	115,020	45,479	(2)	0	$5.79	7/20/2014

	10,044	21,676	(4)	0	$16.00	4/6/2016

	3,180	6,864	(4)	0	$16.55	4/19/2016

	2,092	4,517	(2)	0	$16.55	7/18/2016

	39,422	89,598	(5)	0	$14.99	12/22/2016

	0	97,482	(6)	0	$14.99	12/22/2016

Jeffrey C. Ackerman	8,606	0		0	$16.00	4/6/2016

	37,095	74,192	(7)	0	$16.00	4/6/2016

	29,615	64,616	(3)	0	$16.00	4/6/2016

	12,694	12,696	(8)	0	$16.00	4/27/2016

	1,440	3,960	(4)	0	$12.62	7/18/2016

	26,630	60,523	(5)	0	$14.99	12/22/2016

	0	65,848	(6)	0	$14.99	12/22/2016

G. Michael Hofmann	153,287	0		0	$1.90	4/6/2014

	73,084	28,898	(2)	0	$5.79	7/20/2014

	100,515	67,011	(3)	0	$5.79	7/20/2014

	8,587	18,532	(4)	0	$16.00	4/6/2016

	2,719	5,869	(4)	0	$16.55	4/19/2016

	1,789	3,861	(2)	0	$16.55	7/18/2016

	0	8,571	(6)	0	$14.99	12/22/2016

	3,492	7,937	(5)	0	$14.99	12/22/2016

Philip R. Dobbs	71,019	66,438	(4)	0	$8.23	4/6/2015

	69,978	84,966	(3)	0	$8.23	4/6/2015

	2,283	4,928	(4)	0	$16.00	4/6/2016

	723	1,561	(4)	0	$16.55	4/19/2016

	475	1,027	(2)	0	$16.55	7/18/2016

(1)
All options set forth in this table have a grant date that is ten years prior to the referenced expiration date.

(2)
Options vested 5% on date of grant; remainder vest ratably over 57 months.

(3)
Options vest on eighth anniversary of the grant; however, vesting is accelerated if the company achieves management EBITDA of $258 million in fiscal year 2008.

(4)
Options vest ratably on a monthly basis over 60 months from grant date.

(5)
Options vest ratably on a monthly basis over 36 months from grant date.

(6)
Options vest on eighth anniversary of the grant; however vesting is accelerated if the company achieves management EBITDA of $294 million in fiscal year 2008.

(7)
Options vest ratably on a monthly basis over 57 months from grant date.

(8)
Options vested 25% on grant date: remainder vest ratably on a monthly basis over 57 months from grant date.

Option Exercises and Stock Vested in Fiscal Year 2007 Table

        The following table reflects information regarding stock option exercises by the named executive officers during fiscal year 2007 (only Mr. McIlquham exercised options in fiscal year 2007), and the fact that the named executive officers have no restricted stock awards.

	Option Awards		Stock Awards
Officer Name	Number of Shares Acquired Upon Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired Upon Vesting (#)	Value of Shares Acquired Upon Vesting ($)

David J. McIlquham	10,000	$126,900	0	0

Pension Benefits Table

        No table is included for defined benefit pension or similar plans, since none of the named executives are covered by such a plan.

Nonqualified Deferred Compensation for Fiscal Year 2007 Table

        The following table reflects contributions, earnings, withdrawals and end-of-year balances under nonqualified deferred compensation plans. The applicable plan is the Sealy Benefit Equalization Plan, which is more fully described under "Executive Benefits and Perquisites" above.

Name	Executive Contributions In Last FY ($)	Registrant Contributions In Last FY ($)(1)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FY ($)

David J. McIlquham	$0	$6,300	$3,971	$0	$83,699

Lawrence J. Rogers	$0	$6,300	$2,917	$0	$65,807

Jeffrey C. Ackerman	$0	$0	$0	$0	$0

G. Michael Hofmann	$0	$2,809	$965	$0	$10,693

Philip R. Dobbs	$0	$5,405	$98	$0	$7,603

(1)
Represents Registrant Contribution for the 2006 Plan Year allocated to executive's accounts in fiscal year 2007.

Potential Payments upon Termination or Change in Control

        Termination Without Cause or Resignation For Good Reason.    The following table provides the value of the benefits each of the named executives would have received if their employment had been terminated on the last day of fiscal year 2007 and such termination was either a termination by Sealy "Without Cause" or a resignation by the employee "For Good Reason". The actual amount of termination benefits can only be determined at the time of the executive's separation from Sealy. All of the arrangements in this section are further described under "Employment Agreements" above.

Further, the compensation committee retains discretion to provide additional benefits to senior executives upon termination or resignation if it determines the circumstances so warrant.

TERMINATION WITHOUT CAUSE OR RESIGNATION FOR GOOD REASON

	McIlquham	Rogers	Ackerman	Hofmann	Dobbs

Salary Continuation	$1,401,300	$365,000	$320,000	$300,000	$315,583

Bonus	$980,910	$164,250	$128,000	$105,000	$110,454

TOTAL CASH	$2,382,210	$529,250	$448,000	$405,000	$426,037

Health Coverage	$10,080	$5,040	$5,040	$5,040	$5,040

Life Insurance	$4,320	$1,184	$1,037	$972	$1,024

Disability Insurance	$2,176	$1,088	$1,024	$960	$1,010

Outplacement	$14,000	$14,000	$14,000	$8,500	$8,500

Earned Vacation	$0	$9,827	$16,000	$8,077	$8,496

TOTAL BENEFITS	$30,576	$31,129	$37,101	$23,549	$24,070

TOTAL	$2,412,786	$560,389	$485,101	$428,549	$450,107

        Termination Resulting from Death or Permanent Disability.    In the event of a termination of an employee's employment by reason of death or Permanent Disability, all the employee's unvested Sealy stock options will become immediately exercisable. The following table quantifies for each of the named executives the value of his unvested options that would have vested if his employment had terminated on the last day of fiscal year 2007 as a result of his death or permanent disability. These amounts are based on the difference between the vesting options' exercise price and the closing share price for Sealy shares at the end of fiscal year 2007.

TERMINATION RESULTING FROM DEATH OR PERMANANT DISABILITY

	McIlquham	Rogers	Ackerman	Hofmann	Dobbs

Value of Accelerated Options	$16,427,493	$1,648,280	$605	$1,258,693	$678,195

        Change in Control Benefits.    Under Sealy's stock option grant agreements, upon a change in control at Sealy, all unvested time based stock options will fully vest and unvested performance based options will fully vest if certain Sealy performance targets have been achieved by Sealy or certain predetermined levels of return have been achieved by KKR, Sealy's major shareholder. Those option agreements define a change of control of Sealy as (1) a sale resulting in more than 50% of the voting stock of Sealy being held by a person or group that does not include KKR or its affiliates; (2) the sale of all or substantially all of the assets of Sealy to an entity unrelated to KKR (an "Unaffiliated Entity"); or (3) a merger, consolidation, recapitalization or reorganization of Sealy with or into an Unaffiliated Entity; in each case if and only if as the result of any of the foregoing events KKR loses the ability without the approval of the Unaffiliated Entity, to elect a majority of the Board (or the board of directors of the resulting entity or its parent company). The following table quantifies for each of the named executives the value of his unvested options that would have vested if such a change in control had occurred on the last day of fiscal year 2007. These amounts are based on the difference between the vesting options' exercise price and the closing share price for Sealy shares at the end of fiscal year 2007. This table also assumes that KKR's level of return required for the performance options to fully vest the performance options. If that return is not achieved the benefit for accelerated vesting of performance options would be zero for each of the named executive officers.

BENEFITS TRIGGERED BY CHANGE OF CONTROL

	McIlquham	Rogers	Ackerman	Hofmann	Dobbs

Value of Time Options Accelerated	$7,827,231	$833,895	$605	$529,859	$341,601

Value of Performance Options Accelerated	$8,600,262	$814,380	$0	$728,734	$341,601

Value of All Options Accelerated	$16,427,493	$1,648,280	$605	$1,258,693	$678,195

BENEFICIAL OWNERSHIP OF COMMON STOCK

        The following table provides information, as of March 2, 2008, regarding the beneficial ownership of our common stock (only one class of which was outstanding) for the following individuals, groups and entities:

  •
  each person who is known by us to beneficially own more than 5% of each class of our common stock;

  •
  our chief executive officer, former chief financial officer and our three other named executive officers currently with the company;

  •
  each of our directors; and

  •
  all directors and executive officers as a group.

        A person is a "beneficial owner" of a security if that person has or shares "voting power," which includes the power to vote or to direct the voting of the security, or "investment power," which includes the power to dispose of or to direct the disposition of the security. Unless otherwise noted in the footnotes to the following table, the persons named in the table have sole voting and investment power with respect to their beneficially owned common stock. A person is also deemed to be a beneficial owner of any securities that person has a right to acquire within 60 days. The percentage of outstanding shares is based on the shares of common stock outstanding as of March 2, 2008. Shares subject to option grants that have vested or will vest within 60 days are deemed outstanding for calculating the percentage ownership of the person holding the options, but are not deemed outstanding for calculating the percentage ownership of any other person.

        Unless otherwise indicated, the address of each person named in the table below is c/o Sealy Corporation, One Office Parkway, Trinity, North Carolina 27370.

Name of Beneficial Owner	Beneficial Ownership of Common Shares	Options Exercisable within 60 days(1)	Percent of Class
5% Stockholder
KKR Millenium GP LLC(2)	46,625,921	—	51.2%
Marc C. Cohodes(3)	8,921,251	—	9.8%
Farallon Capital Management LLC(4)	6,338,850	—	7.0%
VA Partners III, LLC(5)	4,957,182	—	5.4%
Directors and Executive Officers
Brian F. Carroll(2)(6)	46,625,921	—	51.2%
James W. Johnston(6)	5,198	—	*
Gary E. Morin	5,000	—	*
Dean B. Nelson(6)	—	—	*
Paul Norris(6)	—	—	*
Richard Roedel(6)	—	—	*
Scott M. Stuart(6)	—	—	*
Jeffrey C. Ackerman	7,250	140,066	*
Philip Dobbs	12,993	156,850	*
G. Michael Hofmann	13,643	357,014	*
David J. McIlquham(7)	75,264	3,755,682	3.7%
Lawrence J. Rogers	7,244	466,545	*
All directors and executive officers as a group (15 persons)(8)	46,801,701	5,998,828	54.4%

*
Less than 1%.

(1)
Shares of our common stock underlying stock options held by these individuals that are exercisable within 60 days of March 2, 2008.

(2)
Shares shown as beneficially owned by KKR Millennium GP LLC reflect shares of common stock owned of record by KKR Millennium Fund L.P., through its investment vehicle, Sealy Holding LLC. KKR Millennium GP LLC is the general partner of KKR Associates Millennium L.P., which is the general partner of the KKR Millennium Fund L.P. Messrs. Henry R. Kravis, George R. Roberts, James H. Greene, Jr., Paul E. Raether, Michael W. Michelson, Perry Golkin, Johannes P. Huth, Todd A. Fisher, Alexander Navab, Marc S. Lipschultz, Reinhard Gorenflos, Jacques Garaialde, Michael M. Calbert and Scott C. Nuttall, as members of KKR Millennium GP LLC, may be deemed to share beneficial ownership of any shares beneficially owned by KKR Millennium GP LLC, but disclaim such beneficial ownership. Mr. Carroll is a director of Sealy Corporation and a member of KKR. He disclaims beneficial ownership of any Sealy Corporation shares beneficially owned by KKR. For a description of material relationships between KKR and us, see "Certain Relationships and Related Party Transactions." The address of KKR Millennium GP LLC and each individual listed above is c/o Kohlberg Kravis Roberts & Co. L.P., 9 West 57th Street, New York, New York 10019.

(3)
Based solely on a Schedule 13G/A filed February 12, 2008 by this beneficial owner, shares shown as beneficially owned by Marc C. Cohodes reflect shares of common stock owned of record by Copper River Partners, L.P., a New York limited partnership ("Copper River"), and the other investment funds and accounts over which Marc C. Cohodes holds investment control and voting control with respect to their investments (collectively the "Funds"). Mr. Cohodes by virtue of his position as (i) a managing partner of Copper River and (ii) the managing member of Copper

  River Management, L.L.C., the investment advisor to the Funds, possesses the sole power to vote and the sole power to direct the disposition of all 5,685,600 of these shares. The address of Marc C. Cohodes, as well as each entity and individual above is c/o Copper River Management, L.L.C., 374 Millburn Avenue, Suite 205E, Millburn, New Jersey 07041

(4)
Based solely on a Schedule 13G/A filed January 24, 2008 filed by this beneficial owner, shares shown as beneficially owned by Farallon Capital Management L.L.C., a Delaware limited liability company reflect shares of common stock owned by it; Farallon Partners, L.L.C., a Delaware limited liability company, with respect to other investment funds over which Farallon Partners, L.L.C. is the general partner; and the following persons who are managing members of both Farallon Capital Management L.L.C. and Farallon Partners, L.L.C.: Chun R. Ding, William F. Duhamel, Richard B. Freed, Monica R. Landry, Douglas M. Macmahon, William F. Mellin, Stephen L. Millham, Jason E. Moment, Rajiv A. Patel, Derek C. Schrier, Thomas F. Steyer, and Mark C. Wehrly. The address of Farallon Capital Management L.L.C., as well as each entity and individual above is c/o Farallon Capital Management L.L.C. One Maritime Plaza San Francisco, California 94111.

(5)
Based solely on a Schedule 13D filed January 18, 2008 by this beneficial owner, shares shown as beneficially owned by VA Partners III, LLC, a Delaware limited partnership, and certain other reporting persons. VA Partners III, LLC is the general partner to ValueAct Master Fund III., L.P. that directly owns 4,517,552 of the shares shown. An affiliate of VA Partners III, LLC is a minority investor in VA SmallCap Partners, LLC, which is the general partner of Value Act Small Cap Master Fund, L.P, which directly owns 439,630 of the shown shares. The other reporting persons are ValueAct Capital Master Fund III, L.P., ValueAct Capital Management, L.P., ValueAct Capital Management, LLC, ValueAct Holdings, L.P., ValueAct Holdings GP, LLC, ValueAct SmallCap Master Fund, L.P., VA SmallCap Partners, LLC, ValueAct SmallCap Management, L.P., ValueAct SmallCap Management, LLC, and David Lockwood. The address of VA Partners III, LLC, as well as each entity and individual above is 435 Pacific Avenue, Fourth Floor, San Francisco, California 94133.

(6)
Sealy non-employee directors hold a total of 72,090 Sealy share units as a result of deferring all or a portion of their director fees under the Sealy Director's Deferred Compensation Plan. The growth of these units is tied directly to the growth in value of Sealy's shares. After the director leaves Sealy's board of directors these units may ultimately be paid at the Company's election in Sealy shares or the then cash equivalent thereof. As of March 3, 2008 the following directors held the indicated number of Sealy share units: Mr. Carroll—15,819, Mr. Johnston—12,236, Mr. Nelson—14,033, Mr. Norris—7,447, Mr. Roedel—8,072, and Mr. Stuart—14,483.

(6)
Mr. McIlquham resigned as a director, Chairman, President, and Chief Executive Officer and left the Company on March 12, 2008.

(7)
Sealy's executive officers as of March 2, 2008 consisted of Messrs. McIlquham, Rogers, Ackerman, Hofmann, Bachicha, Claypool, Dobbs, and Walker.

Section 16(a) Beneficial Ownership Reporting Compliance

        Section 16(a) of the Exchange Act requires our officers and directors and persons who beneficially own more than 10% of our outstanding common stock to file reports of beneficial ownership with the SEC and to furnish us with copies of the reports. Based solely on a review of Forms 3, 4 and 5 and amendments thereto furnished to us during our fiscal year ended December 2, 2007, the only person who was either one of our directors or officers who beneficially owned more than 10% of our common stock who failed to file on a timely basis reports required by Section 16(a) of the Exchange Act was Mr. Claypool who was late in filing one Form 4 relating to one stock option exercise for 2,094 shares and the transfer of those shares to his family limited partnership.

Stock Performance Graph

        The following graph compares the performance through December 2, 2007 of a hypothetical $100 investment made on April 7, 2006 in (a) our common stock, (b) the S&P 500 Composite Index® and (c) an index of certain companies identified by the company as comparable to Sealy (the "Peer Group Index"). The companies selected to form the Peer Group Index are: Brunswick Corp., Church & Dwight Co, Chattem Inc., Energizer Holdings Inc., Ethan Allen Interiors Inc., Fortune Brands, Inc., Furniture Brands International, Harman International, Leggett & Platt Inc., La-Z-Boy Inc, Masco Corp., Mohawk Industries Inc. Nautilus Inc., Prestige Brands Holdings Inc., Polaris Industries Inc., Select Comfort Corp., Spectrum Brands, Inc., Tempur-pedic International Inc., and The Scotts Miracle-Gro Co. Playtex Products Inc., which had previously been part of the Peer Group Index, was acquired in 2007 and is no longer a public company. As a result, Playtex Products Inc. has been removed from the Peer Group Index and Stock Performance Graph. This graph is calculated assuming that all stock dividends are included.

Comparison of Cumulative Total Return
April 7, 2006 (IPO Date) through December 2, 2007
Sealy Corporation, S&P 500 Index, and Peer Group

STOCK PERFORMANCE CHART

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Stockholders Agreements

With Rollover Stockholders

        In connection with the Recapitalization, we entered into a stockholders agreement with KKR and the Rollover Stockholders that governs the terms and conditions upon which the Rollover Stockholders may transfer their shares of common stock, in addition to other shareholding matters. Under the terms of those agreements, when at least 35% of Sealy's common stock became tradable on the NYSE in April 2006, those agreements terminated except for certain piggy-back rights.

        Under the stockholders agreement, until April 7, 2009 any proposed transfers of Sealy's common stock by a Rollover Stockholder (other than those to affiliates or effected pursuant to the "tag-along" or "drag-along" rights discussed below) were subject to a right of first refusal by KKR. If we were to sell or issue to KKR or its affiliates shares of common stock, securities convertible into or exchangeable for common stock, options, warrants or other rights to acquire common stock, the Rollover Stockholders would be allowed to participate on a proportionate basis.

        The stockholders agreement granted to the Rollover Stockholders "tag-along" rights, and to KKR, "drag-along" rights, in each case in connection with transfers by KKR of its shares of our common stock. In connection with such transfers, a Rollover Stockholder could sell concurrently with KKR, upon notice to KKR and on terms no less favorable than those granted to KKR, a certain number of shares calculated based upon the amount of shares proposed to be sold by KKR and the percentage of shares held by such Rollover Stockholder relative to the total number of shares held by the Rollover Stockholders, KKR and other persons entitled to "tag-along" rights in such transfer, collectively. Similarly, in the event KKR decided to transfer more than 50% of its shares to a non-affiliate, the Rollover Stockholders would have been required to sell, on the same terms and conditions as KKR, a proportionate number of shares held by them.

        Under the stockholders agreement, the Rollover Stockholders were also granted "piggyback" registration rights in connection with registered resales by KKR of our common stock. Certain minority investors transferred shares of our stock to members of such minority investors who agreed, pursuant to a joinder agreement executed in September 2004, to be bound by the terms of the stockholders agreement.

With Institutional Investors

        In connection with our issuance and sale of PIK notes and common stock to institutional investors on July 16, 2004, we entered into a Stockholders Agreement with KKR and The Northwestern Mutual Life Insurance Company, Teachers Insurance and Annuity Association of America and Sealy Paterson LLC, which we refer to collectively as the Minority Investors. Under this agreement, the Minority Investors were granted certain "tag-along" and "drag-along" rights with respect to private sales of our shares by KKR. The Minority Investors were also granted "piggyback" registration rights with respect to any proposed public offering of our shares that includes shares held by KKR. Under the terms of those agreements, when at least 35% of Sealy's common stock became tradable on the NYSE in April 2006, those agreements also terminated except for certain piggy-back rights.

Registration Rights Agreement

        In connection with the Sealy's April 6, 2004 recapitalization, we entered into a registration rights agreement with Sealy Holding LLC, a KKR controlled entity, pursuant to which KKR (through Sealy Holding LLC, and KKR's transferees, to the extent they agree to be bound by the agreement) will have the right to register its shares for sale with the SEC along with us in the event that we register common stock for sale to the public. In addition, the agreement also provides KKR with an unlimited number of demand registration rights at any time upon written request, subject to certain limitations. We are required to pay registration expenses in the event we register shares of common stock for sale to the public and in connection with the first six registrations undertaken pursuant to KKR's demand registration rights. To the extent any other holders of Class A common stock are granted registration rights more favorable than those of KKR under the agreement, the agreement will be deemed automatically amended to provide that KKR is granted similar rights.

Management Stockholder's Agreement

        In connection with Sealy's April 6, 2004 recapitalization, we allowed certain members of management (each, a "Member") to rollover options granted under its pre-existing stock option plan. Concurrently with the rollover, each Member entered into a management stockholder's agreement and sale participation agreement (discussed below) which together allow for the issuance of new options under our 2004 stock option plan and set forth the restrictions and rights with respect to the transfer and sale of the Members' options and underlying shares. In entering into the management stockholder's agreement, each Member agreed to be bound by certain non-compete provisions during his or her employment and for eighteen months thereafter. Under the management stockholder's agreement, Members may not, absent a change of control, transfer any shares of common stock until April 7, 2009, except for the following:

  •
  certain transfers permitted upon the death or disability of the Member or upon termination of his or her employment;

  •
  sales pursuant to an effective registration statement where the Member has exercised its "piggyback" registration rights granted under the management stockholder's agreement; and

  •
  "tag-along" or "drag-along" transfers completed pursuant to the sale participation agreement.

During 2006 Sealy's board of director established a policy to allow certain terminated employees to sell in the public market Sealy shares that the ex-employee receives from exercising rollover options. The number of shares that may be so sold are limited to an amount sufficient to pay the exercise cost and taxes on the ex-employee's exercise of rollover options.

Sale Participation Agreement

        KKR (through Sealy Holding LLC) has entered into a sale participation agreement with each Member of management electing rollover options in connection with Sealy's April 6, 2004 recapitalization. The sale participation agreement grants to the Member or its estate or trust the right to participate in any sale for cash or other consideration of shares of common stock by KKR occurring prior April 7, 2009 of our common stock. The Member or its estate or trust will be able to sell the maximum number of shares of common stock owned by such stockholder or which can be acquired under exercisable options that is proportional to the number of shares being sold by KKR in relation to the number of shares it then owns. Similarly, in the event of a proposed sale of common stock by KKR, KKR may require the Member or its estate or trust to sell in such transaction up to the number of shares described above.

Transactions with KKR

        In connection with the Recapitalization, Sealy Mattress Company entered into a management services agreement with KKR pursuant to which KKR provides certain structuring, consulting and management advisory services to us. Pursuant to this agreement, KKR received a transaction fee of $25 million upon the closing of the Recapitalization and the right to receive an advisory fee of $2 million payable annually, such amount to increase by 5% per year. In fiscal 2005, we paid KKR approximately $2.1 million in advisory fees (exclusive of the $25 million transaction fee). In fiscal year

2006 we did not pay any advisory fees to KKR but in April 2006, KKR and Sealy Mattress Company terminated the management services agreement for an aggregate consideration to KKR of $11.0 million. Under this agreement we were required to indemnify KKR and its affiliates, directors, officers and representatives for losses relating to the services contemplated by the management services agreement and the engagement of KKR pursuant to, and the performance by KKR of the services contemplated by, the management services agreement. We believe that the terms of the management services agreement were no less favorable to Sealy Mattress Company than those that Sealy Mattress Company could have obtained from unaffiliated third parties.

        During fiscal year 2007 Sealy paid premiums of $130,000 for excess directors and officers liability insurance and excess liability insurance to KKR.

Transactions with Capstone

        For the fiscal year ended November 27, 2005 we incurred costs of $1.4 million for consulting services provided by Capstone Consulting LLC. These services were related to various strategic, sales, finance and marketing initiatives. The chief executive officer of Capstone Consulting LLC, Dean B. Nelson, also serves on our board of directors. The ongoing provision to us of consulting services by Capstone remains at our discretion. We believe that the terms of these arrangements to date have been no less favorable to us than those that we could have obtained from unaffiliated third parties. For the fiscal years ended November 26, 2006 and December 2, 2007, we incurred no costs for consulting services from Capstone Consulting LLC.

OTHER MATTERS

Householding of Annual Meeting Materials

        Some banks, brokers and other nominee record holders may be participating in the practice of "householding" proxy statements and annual reports. This means that only one copy of our proxy statement and annual report may have been sent to multiple stockholders in your household. We will promptly deliver a separate copy of either document to you upon written or oral request to: Corporate Secretary, Sealy Corporation, One Office Parkway, Trinity, North Carolina 27370, telephone: (336) 861-3500. If you want to receive separate copies of the proxy statement or annual report in the future, or if you are receiving multiple copies and would like to receive only one copy per household, you should contact your bank, broker or other nominee record holder, or you may contact us at the above address and phone number.

We make available, free of charge on our website, all of our filings that are made electronically with the SEC, including Forms 10-K, 10-Q and 8-K. To access these filings, go to our website (www.sealy.com) and click on "Investor Relations" under the "About Sealy" heading. Copies of our Annual Report on Form 10-K for the year ended December 2, 2007, including financial statements and schedules thereto, filed with the SEC, are also available without charge to shareholders upon written request addressed to: Corporate Secretary, Sealy Corporation, One Office Parkway, Trinity, North Carolina 27370.

********************

        It is important that your shares be represented at the Annual Meeting, regardless of the number of shares that you hold. YOU, THEREFORE, ARE URGED TO EXECUTE PROMPTLY AND RETURN THE ACCOMPANYING PROXY IN THE ENVELOPE THAT HAS BEEN ENCLOSED FOR YOUR CONVENIENCE. Stockholders who are present at the Annual Meeting may revoke their proxies and vote in person or, if they prefer, may abstain from voting in person and allow their proxies to be voted.

                      By order of the board of directors

                      Kenneth L. Walker
                       Senior Vice President, General Counsel & Secretary

March 31, 2008
Trinity, North Carolina

c/o National City Bank Shareholder Services Operations Locator 5352 P. O. Box 94509 Cleveland, OH 44101-4509

VOTE BY TELEPHONE

Have your proxy card available when you call our Toll-Free number 1-888-693-8683 using a touch-tone phone and follow the simple instructions to record your vote.

VOTE BY INTERNET

Have your proxy card available when you access the website www.cesvote.com and follow the simple instructions to record your vote.

VOTE BY MAIL

Please mark, sign and date your proxy card and return it in the postage-paid envelope provided or return it to: National City Bank, P.O. Box 535300, Pittsburgh, PA 15253.

Vote by Telephone

Call Toll-Free using a touch-tone telephone: 1-888-693-8683

Vote by Internet

Access the website and cast your vote: www.cesvote.com

Vote by Mail

Return your proxy in the postage-paid envelope provided

Vote 24 hours a day, 7 days a week.

If you vote by telephone or over the Internet, do not mail your proxy card.

Telephone and Internet votes must be received by 6:00 a.m. EDT on April 30, 2008 to be included in the final tabulation.

If voting by mail, this proxy card must be signed and dated below.

Please fold and detach card at perforation before mailing.

SEALY CORPORATION

This Proxy is Solicited on behalf of the Board of Directors

The undersigned hereby appoints Jeffrey C. Ackerman and Kenneth L. Walker, and each of them, the attorneys and proxies of the undersigned with full power of substitution to vote, as indicated herein, all the Common Shares of Sealy Corporation held of record by the undersigned on March 25, 2008, at the Annual Meeting of Shareholders to be held on April 30, 2008, or any adjournment thereof, with all the powers the undersigned would possess if then and there personally present.

Receipt of Notice of Annual Meeting of Shareholders and the related Proxy Statement dated March 31, 2008, is hereby acknowledged.

Dated:	, 2008

Signature

Please sign as your name appears hereon. If shares are held jointly, all holders must sign. When signing as attorney, executor, administrator, trustee or guardian, please give your full title. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.

PLEASE DATE, SIGN AND RETURN IN THE ENCLOSED ENVELOPE – NO POSTAGE NECESSARY

YOUR VOTE IS IMPORTANT

If you do not vote by telephone or Internet, please sign and date this proxy card and return it promptly in the enclosed postage-paid envelope, or otherwise to National City Bank, P.O. Box 535300, Pittsburgh, PA 15253, so your shares will be represented at the Annual Meeting. If you vote by telephone or Internet, it is not necessary to return this proxy card.

FOLD AND DETACH HERE

SEALY CORPORATION	PROXY

This proxy when properly exercised will be voted as specified by the shareholder. If no specifications are made, the proxy will be voted to elect the nominees described in item 1 and FOR proposal 2.

1.	Election of Directors

	Nominees:	(1)	Brian F. Carroll
		(2)	James W. Johnston
		(3)	Gary E. Morin
		(4)	Dean B. Nelson
		(5)	Paul J. Norris
		(6)	Richard W. Roedel
		(7)	Scott M. Stuart

		☐	FOR all nominees listed above			☐	WITHHOLD AUTHORITY
			(except as marked to the contrary below).				to vote for all nominees listed above.

(Instructions: To withhold authority to vote for any individual nominee, write that nominee’s name in the space provided below.)

2.	To ratify the selection of Deloitte & Touche LLP as the Company’s independent accountants for the Company’s fiscal year ending November 30, 2008.

		☐	FOR	☐	AGAINST	☐	ABSTAIN

3.	In their discretion, to vote upon such other business as may properly come before the meeting.

(Continued on reverse side)

QuickLinks

TABLE OF CONTENTS
GENERAL INFORMATION ABOUT SEALY'S ANNUAL MEETING
BOARD RECOMMENDATIONS AND APPROVAL REQUIREMENTS
  PROPOSAL 1. ELECTION OF DIRECTORS
  PROPOSAL 2. RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
OTHER MATTERS TO COME BEFORE THE ANNUAL MEETING
PROXIES AND VOTING PROCEDURES
PROPOSAL ONE ELECTION OF DIRECTORS
PROPOSAL TWO RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
OTHER MATTERS
CORPORATE GOVERNANCE AND RELATED MATTERS
Director Compensation Table for Fiscal Year 2007
AUDIT COMMITTEE REPORT AND AUDITOR FEES
EXECUTIVE COMPENSATION
Named Executive Officers Discretionary Bonus Payments for Fiscal 2007
Report of the Compensation Committee
Executive Compensation Tables and Supporting Information Summary Compensation Table
Grant Plan-Based Awards in Fiscal 2007 Table
Outstanding Equity Awards at 2007 Fiscal Year End Table
Pension Benefits Table
Nonqualified Deferred Compensation for Fiscal Year 2007 Table
Potential Payments upon Termination or Change in Control
BENEFICIAL OWNERSHIP OF COMMON STOCK
Comparison of Cumulative Total Return April 7, 2006 (IPO Date) through December 2, 2007 Sealy Corporation, S&P 500 Index, and Peer Group
STOCK PERFORMANCE CHART
CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS
OTHER MATTERS